Exhibit 10.1

October 27, 2005

Stephane Allard, M.D.

341 North Woodland Street

Englewood, NJ 07631

Re:	Settlement of all Accentia Biopharmaceuticals, Inc and Subsidiary Employment and Compensation Related Matters

Dear Stephane:

This letter agreement sets forth the terms of a settlement resolving all outstanding issues, compensation, contractual rights and entitlements of any nature including but not limited to rights to severance and other compensation and all other rights or claims arising from all current and past employment agreements and relationships of Stephane Allard (“Employee”) with: (i) Accentia Biopharmaceuticals, Inc. (“Accentia”), (ii) all subsidiaries of Accentia, and (iii) Biovest International, Inc. (“Biovest”); Accentia, all Accentia Subsidiaries, and Biovest are collectively referred to at times herein as the “Entities”.

This Letter Agreement resolves and settles all matters relating to the severance of all employment, consulting and director relationships between Employee and each of the Entities on an amicable basis, so that both Employee and the Entities can look to the future while maintaining a cordial and professional relationship. Until signed by all parties, this letter and the terms stated herein are for settlement discussion purposes only, and cannot be used for any other purpose.

In settlement of any and all outstanding rights, claims or obligations arising from employment, consulting and/or director relationships and agreements of Employee with the Entities, Employee and the Entities agree to the following:

1.	Employee’s employment, consulting and directorship relationships with any and all Entities is terminated effective as of September 23, 2005;

2.

A. On behalf of the Entities, Biovest shall pay to Employee the following settlement payment (“Settlement Payment”) in full and complete resolution and settlement of any and all rights, claims and entitlements of any and all description, including but not limited to severance compensation, accrued compensation, deferred compensation, vacation compensation, director compensation or expense

324 S Hyde Park Avenue Suite 350 Tampa, Florida 33606

www.biovest.com  t: 813 864 2562  f: 813 258 1658  c: 813 240 6863  e: jamcnulty@biovest.com reimbursement, expense reimbursement and all other compensation or payment of any description of any nature or description which is owed, claimed or which may be in the future be claimed to be owed to Employee by any of the Entities. The Settlement Payment shall be (i) an aggregate of $200,000 to be paid by Biovest in cash in bi-weekly increments equal to Employee’s current monthly compensation from Biovest. The bi-weekly payments have commenced and shall continue following Closing until the gross amount of all bi-weekly payments equal an aggregate of $200,000. Normal FICA and tax withholding will be deducted from the bi-weekly Settlement Payments and only net amounts will be paid to Employee and (ii) 800,000 shares of Biovest Common stock (the “Shares”) to be issued and delivered to Employee at the Closing. The Shares shall be issued in replacement of Employee’s prior owned equity in Biovest and Entities as referenced in Paragraph 5 below, and in consideration of the cancellation of all outstanding vested and unvested ISO options previously issued to Employee as discussed in paragraph 5 below and shall be fully paid and non-assessable upon issuance. The Shares shall be restricted as to transfer in accordance with federal securities laws and the Shares shall be eligible for resale after one year following issuance in accordance with Rule 144 of the Securities Act.

B. Biovest shall deliver to Employee a form of Confession of Judgment in the amount of $200,000, to be held in escrow by Wendi Lazar, Esq. The terms of the Confession of Judgment shall provide that upon a default in the scheduled payments by Biovest, after 30 days written notice delivered to James McNulty, C.P.A., 324 S. Hyde Park Avenue, Suite 350, Tampa, FL 33606, which default remains uncured after such 30-day period, the Judgment may be entered for the balance due of income to Employee, after deduction of any payments previously made pursuant to this agreement. Any attorneys’ fees and costs incurred by Employee due to a failure to pay by Biovest and Entities, will be fully reimbursed to Employee.

3.	All existing Confidentiality Agreements, Inventors Rights Agreements and Non- Competition Agreement(s) between you and each Entity shall remain in full effect and shall be enforceable notwithstanding this Letter Agreement or the severance provided for herein; however, such Entities will consider in its discretion any request to waive the non-competition agreement on a case-by-case basis if you make such a request, and consent to such waiver shall not be unreasonably withheld;

4.	The Employee’s 401(k) account maintained Morgan Stanley will be dispersed to or for the benefit of Employee in accordance with the provisions of the plan document.

5.	All options, including but not limited to options that are qualified, unqualified, vested and unvested, all warrants and all rights of any description to acquire shares of capital

324 S Hyde Park Avenue Suite 350 Tampa, Florida 33606

www.biovest.com  t: 813 864 2562  f: 813 258 1658  c: 813 240 6863  e: jamcnulty@biovest.com stock of any Entity which have been granted to Employee or which Employee claims or may claim will be fully and irrevocably terminated effective as of the Closing.

6.	The termination of Employee will be considered due to economic considerations and Biovest and Entities will provide favorable recommendations upon request of potential employers. The Entities hereby acknowledge and represent to Employee that D & O Insurance coverage was and remains in place and that such coverage is and shall remain applicable to insure against allegations or claims creating potential liability arising from official actions of Employee during the term of his employment.

7.	By entry into this letter-agreement, all parties acknowledge and agree that any and all previous Employment Agreements, save and except Covenants Not to Compete Agreements, Agreements relating to Inventions and Confidentiality Agreements regarding your employment with any of the Entities will be terminated effective as of September 23, 2005, and will be of no further force or effect. However, any material breach on the part of Biovest or Entities which remains uncured after written notice will result in the termination of any restrictive covenants or other obligations on the part of Employee as referenced in this Paragraph 7.

8.	At Closing Employee and the Entities shall exchange mutual general releases. Employee’s Release shall expressly release each of the Entities and all officers, directors of the Entities.

9.	Employee shall not make any statement that could reasonably be anticipated to damage the reputation or business of any Entity or any officer or director of any Entity. Employee shall treat all information learned during his employment, including but not limited to information relating to the Entities’ business activities, clinical trials, processes and procedures regarding Biovaxid, relationships with any business or governmental entity including the NCI, any clinical site and any investigator regarding each Entity as proprietary and confidential and not disclose same except with the prior written consent of the Entity. Employee shall not contact or have any oral or written communication with any individual or entities which Employee knows or should reasonably know has a relationship with any Entity without the prior written consent of the Entity. Likewise, Biovest or its Entities will not disparage Employee in regard to the performance and all other aspects of the Employment relationship with Employee.

10.	This Agreement shall be governed by and interpreted in light of the laws of the State of New Jersey.

324 S Hyde Park Avenue Suite 350 Tampa, Florida 33606

www.biovest.com  t: 813 864 2562  f: 813 258 1658  c: 813 240 6863  e: jamcnulty@biovest.com

11.	Notices required or permitted to be given pursuant to this Agreement shall be sent via certified RRR or overnight courier, with proof of receipt as follows:

If to the Entities:

Biovest International, Inc.

324 S. Hyde Park Avenue

Suite 350

Tampa FL 33606

Attn: James A. McNulty, C.P.A., CFO

If to Employee:

Stephane Allard, M.D.

341 North Woodland Street

Englewood NJ 07631

12.	Closing shall mean November 9th, 2005.

13.	Any Change in Control, defined as a 35% change in the equity ownership of Biovest or a sale of all or substantially all the assets of Biovest as well as any legal assignment of all or substantially all rights and liabilities will immediately accelerate whatever payments remain due and owing. Payment of all remaining sums due and owing shall be made by Biovest within twenty (20) days of the occurrence of such change in control.

14.	This Agreement may be signed in two counterparts, each of which shall constitute an original, but both of which together shall constitute one and the same agreement. However, this document will not be binding on either of the parties until each party has received delivery of an original executed on behalf of each of the parties.

324 S Hyde Park Avenue Suite 350 Tampa, Florida 33606

www.biovest.com  t: 813 864 2562  f: 813 258 1658  c: 813 240 6863  e: jamcnulty@biovest.com

In the event that the terms of settlement outlined in this letter meet with your approval, kindly so indicate by signing where indicated below and returning one signed copy of this letter-agreement to my attention. If you should have any questions with regard to this matter, please do not hesitate to contact me.

Very truly yours,

Steven Arikian, M.D.

The undersigned has read and understood the terms set forth herein and acknowledges, agrees to and accepts these terms.

/s/ Stephane Allard	Date:	10/27/05
Stephane Allard, Individually

Biovest International, Inc.

By:	/s/ Steve Arikian	Date:	10/25/05
Steve Arikian, MD Chairman of the Board

324 S Hyde Park Avenue Suite 350 Tampa, Florida 33606

www.biovest.com  t: 813 864 2562  f: 813 258 1658  c: 813 240 6863  e: jamcnulty@biovest.com